                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of February 28, 1994, is by and between NEI Acquisition Corporation, a Texas corporation ("Company"), and Richard J. Wiencek ("Executive").

                              W I T N E S S E T H:
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     WHEREAS, Executive has extensive experience and contacts in the commercial printing business; and

     WHEREAS, Company desires to utilize Executive's experience and contacts by employing Executive in accordance with the terms and conditions of this Agreement; and

     WHEREAS, Executive desires to be employed by Company in accordance with the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth below, the parties hereto agree as follows:

     1.  Employment.  Company agrees to employ Executive, on the terms and
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conditions set forth below. Executive's job title shall be President and Chief Executive Officer (or such other position as Company and Executive may mutually agree) and his duties shall include those customarily performed by a chief executive officer of a corporation, and performing such other similar services for Company as may be directed from time to time by the Board of Directors of Company. Executive agrees during the term of his employment to devote his full business time (at least 40 hours per week) and his best efforts, skills and abilities exclusively to the performance of his duties as stated in this Agreement and to the furtherance of Company's business. Executive shall also use his best efforts to preserve the business of Company and the good will of all employees, customers, suppliers and other persons having business relations with Company.

     2.  Term.  The employment of Executive shall begin on the date of this
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Agreement and shall continue until the earliest of:

     (i) the date Company terminates it for "just cause" upon three days written notice,

     (ii) the death or disability of Executive,

     (iii)  the Expiration Date (as defined below),

     (iv) the date Company terminates it without just cause upon 30 days written notice, or

     (v) the date Executive terminates it for any reason (it being understood by the parties that any resignation by Executive from his employment, unless specifically requested by Company, shall be deemed a termination by Executive).

     For purposes of this Section 2, "just cause" for termination shall mean:

     (i) the failure or refusal of Executive to comply with the reasonable rules and procedures established by the Board of Directors of the Company or to employ reasonable acts or services, as and when requested, from the Board of Directors of the Company (except when such performance would be a violation of any existing law) for a period of 30 days after written notice of such failure or refusal;

     (ii) the failure of the Company to achieve approximately 85% of "Budgeted EBITDA" (as defined hereinafter) in any fiscal year, as derived from the audited financial statements of the Company during each fiscal year and as specifically set forth below:

         Year Ending
          March 31,              Budget           85% of Budget
         -------------         ----------         -------------
              1995             $1,542,000          $1,311,000
              1996              1,912,000           1,625,000
              1997              2,168,000           1,843,000
              1998              2,559,000           2,175,000
              1999              2,860,000           2,431,000

     (iii) the indictment of Execu tive for any felony, failure to abide by the terms of this Agreement, or the com mission of an act of bad faith, fraud, embezzlement, misappropriation, dishonesty, moral turpitude, or any act, or the occurrence of state of facts, which renders Executive incapable of performing his duties hereunder, or in the judgment of the Company, prove prejudicial to the Company's best interest, or which adversely affects or could reasonably be expected to adversely affect the Company or the Company's reputation.

     Subject to the foregoing, the parties agree that this Agreement shall be for an initial term of five years, and shall be automatically renewed for additional successive one year terms; provided, however, Company may terminate this Agreement effective as of the last day of the initial five year term, or the last day of any successive one year term (as applicable, the "Expiration Date"), upon written notice of termination to Executive at least 30 days prior to the end of the then current term.

     Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5, 6 and 7 shall survive any termination of Executive's employment under this Agreement.

     3.  Compensation.
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     (a) Base salary. Executive agrees to accept as full consideration for his employment, $160,000.00 per year during the term of this Agreement, payable in accordance with Company's standard payroll procedures, subject to all appropriate withholdings. Executive's salary will be reviewed annually by the Board of Directors of the Company.

     (b) Bonuses. Executive shall be entitled to receive bonuses from the Company as follows:

         (i) In the event that the Company purchases certain commercial printing presses from Computer Language Research listed on Schedule I hereto at a cost (including acquisition costs, all transportation, installation and similar costs, and the cost of any other assets necessary to make such equipment fully functional and operational) of less than $400,000, immediately following such purchase and installation, Executive shall be entitled to receive a bonus equal to 50% of such deficiency.

         (ii) Executive shall be entitled to receive a bonus with respect to each year of operations in which he is employed by the Company equal to 25% of the Company's "Free Cash Flow" (as defined herein); provided, however, that so long as the Company has achieved 100% of "Budgeted EBITDA" (as defined) for its fiscal years ended March 31, 1995 and/or 1996, such bonus shall not be less than $25,000 with respect to fiscal 1995 and/or $50,000 with respect to fiscal 1996, as the case may be. The bonus shall be payable as soon as practicable after the computation of Free Cash Flow from the audited financial statements of the Company with respect to each fiscal year of operations. As used herein:

              (A) "Free Cash Flow" with respect to any fiscal year shall mean EBITDA less debt service (principal and interest), capital expenditures, management fees and income taxes, for such fiscal year; all as computed in accordance with generally accepted accounting principles consistently applied.

              (B) "Budgeted EBITDA" shall mean $1,542,000 for the year ended March 31, 1995, $1,912,000 for the year ended March 31, 1996, $2,168,000 for the year ended March 31, 1997, $2,559,000 for the year ended March 31, 1998 and $2,860,000 for the year ended March 31, 1999.

              (C) "EBITDA" with respect to any fiscal period shall mean earnings before interest, taxes, depreciation and amortization (before management fees and bonuses) for such period, as computed in accordance with generally accepted accounting principles consistently applied.

     (c) Car allowance. Executive shall receive a car allowance of $500 per month to be used to pay the reasonable operating and maintenance expenses of an automobile related to its business use.

     (d) Vacation, medical insurance and fringe benefits. Executive shall be entitled to four weeks paid vacation per year. Executive shall also participate in all benefit plans in which employees of the Company participate and such other fringe benefits as the Board of Directors of Company may, in its sole discretion, determine.

     (e) Business expenses. Upon proper documentation and compliance with Company procedures by Executive, Company shall reimburse Executive for all business expenses incurred by him on behalf of Company.

     (f) Stock Options. Executive shall be granted an option to purchase 75,000 shares of Common Stock of the Company at an exercise price of $1.00 per share, the terms and conditions of which are set forth in that certain Stock Option Agreement in the form attached hereto as Exhibit A.

     4.  Compensation upon Termination.
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     (a) Termination by Company for just cause; termination by Executive. Upon termination of Executive's employment by Company for just cause or termination by Executive, Company shall pay to Executive all compensation payable hereunder that has accrued through the date of termination.

     (b) Death or disability. Upon termination of Executive's employment as a result of the death or disability of Executive, Company shall pay to Executive (or his estate or legal representative, as the case may be) (i) all compensation payable hereunder that has accrued through the date of termination and (ii) the base salary which would have been payable to Executive had this Agreement remained in effect for the 90 days subsequent to the date of termination. All payments under clause (ii) above shall be made on the normal base salary payment dates in the normal installments.

     (c) Termination by Company without just cause. Upon termination of Executive's employment by Company without just cause (other than a termination as of the Expiration Date resulting from the expiration of this Agreement), Company shall pay to Executive (i) all compensation payable hereunder that has accrued through the date of termination, (ii) the base salary which would have been payable to Executive had this Agreement remained in effect for a period equal to 12 months subsequent to the date of termination, and (iii) the prorated portion (based upon the number of full months during which Executive was employed by the Company) of the bonus which the Executive would have earned hereunder with respect to the fiscal year during which Executive was terminated. All payments under clause (ii) above shall be made on the normal base salary payment dates in the normal installments. Executive's medical insurance shall be continued for the same period for which salary payments are continued hereunder.

     (d) Repurchase of Common Stock. Upon termination of Executive's employment with the Company, the Company shall purchase (subject to the prior approval of Bank One, Texas, N.A. and Stratford Capital Group, Inc.), and Executive (or his legal representative, as the case may be) shall sell to the Company, all shares of Common Stock owned by the Executive (including the vested portion of any unexercised stock option) at a price per share equal to the lesser of (A) the quotient of (X) the excess of (i) 3.5 times EBITDA for the 12 months ending on the month end immediately preceding the termination date of Executive's employment, less (ii) the amount of outstanding indebtedness and redemption value of redeemable preferred stock as of such month end, divided by (Y) the number of fully diluted shares of Common Stock of the Company as of such month end, and (B) the Fair Market Value (defined below) of the Common Stock owned by Executive. The exercise price of the vested portion of any unexercised stock option shall be deducted from the Company's payment to the Executive. The "Fair Market Value" for purposes of this subsection (d) shall be determined as follows: The fair market value of the Common Stock of the Company owned by Executive as mutually agreed upon by Company and Executive; however, if Company and Executive are unable to agree as to the fair market value of such Common Stock within twenty (20) days following Executive's receipt of notice of the Company's election to exercise its option to purchase Executive's Common Stock, the Company and Executive shall appoint a mutually acceptable appraiser with at least five years of experience in appraising privately-held companies ("Qualified Appraiser") to value the Common Stock of the Company. If the Company and Executive agree as to the Qualified Appraiser, they shall promptly instruct the Qualified Appraiser to value the Common Stock with the understanding that such Qualified Appraiser's valuation shall be the Fair Market Value and shall be binding upon the Company and Executive. If the Company and Executive are unable to mutually agree upon a Qualified Appraiser (within ten days following the expiration of the 20-day period described above), each of the Company and Executive shall appoint a Qualified Appraiser to value the Common Stock of the Company. Each of the appointed Qualified Appraisers shall determine the fair market value of the Common Stock within 60 days of their selection and shall deliver to each of the Company and the Executive a copy of its appraisal within such 60 day period. If the determination of each of the appointed Qualified Appraisers is 90% or more but less than 110% of the average of the two determinations, the fair market value shall be such average. If the determination of either of the appointed Qualified Appraisers is less than 90% or more than 110% of such average, then the appointed Qualified Appraisers shall, within five days thereafter, select a third Qualified Appraiser. The determination of such third Qualified Appraiser (which shall not be higher than the higher of, nor lower than the lower of, the determinations of the two first appointed Qualified Appraisers), shall govern and shall be final and binding on all parties.

     5.  Nondisclosure Agreement.  Executive, during the term of employment
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under this Agreement, shall have access to and become familiar with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the "Trade Secrets"), which are owned by Company and regularly used in the operation of its business, but in connection with which Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) are entrusted to Executive after being informed of their confidential and secret status by Company and because of the fiduciary position occupied by Executive with Company; (3) have been developed by Company for and on behalf of Company through substantial expenditures of time, effort and money and are used in its business; (4) give Company an advantage over competitors who do not know or use the Trade Secrets; (5) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (6) the Trade Secrets are valuable, special and unique assets of Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to Company. Executive shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances without the prior written consent of the Board of Directors of Company (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event shall be promptly delivered to Company upon termination of Executive's employment. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade

Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chief Executive Officer of Company.

     6.  Noncompetition Agreement.  Executive acknowledges and agrees that the
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training he will receive, the experience he will gain while employed and the information he will acquire regarding the Trade Secrets will enable him to injure Company if he should compete with Company in a business that is competitive with the business conducted or to be conducted by Company. For these reasons, Executive hereby agrees as follows:

     (a) Without the prior written consent of Company, Executive shall not, during the period of employment with Company, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly-owned companies which constitute not more than 10% of the voting securities of any such company) or engage in any business that is competitive with that of Company or its affiliates, (ii) accept employment with or render services to a competitor of Company or any of its affiliates as a director, officer, agent, employee or consultant, (iii) contact, solicit or attempt to solicit or accept business from any (A) customers of Company or its affiliates or (B) person or entity whose business Company or its affiliates is soliciting, (iv) contact, solicit or attempt to solicit or accept or direct business that is competitive with such business being conducted by Company or any of its affiliates during Executive's employment under this Agreement from any of the customers of Company or any of its affiliates, or (v) take any action inconsistent with the fiduciary relationship of an employee to his employer. As used in this Section 6 and in Section 7 of this Agreement, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Company.

     (b) Upon any termination or cessation of his employment with Company for any reason whatsoever, and for a period of two years thereafter, Executive shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity (i) invest (other than investments in publicly-owned companies which constitute not more than 10% of the voting securities of any such company) or engage in any business that is competitive with that of Company or its affiliates, (ii) accept employment with or render services to a competitor of Company or its affiliates as a director, officer, agent, employee or consultant, or (iii) contact, solicit or attempt to solicit or accept business (A) from any of the customers of Company or its affiliates as of the date of this Agreement or at the time of Executive's termination or cessation of employment, or (B) from any person or entity whose business Company or its affiliates were soliciting as of such time.

     7.  Nonemployment Agreement.  For a period of two years after the
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termination or cessation of his employment with Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of Company or its affiliates to leave the employment of Company or its affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Company concerning the names and addresses of Company's employees.

     8.  Severability.  The parties hereto intend all provisions of Sections 6
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and 7 hereof to be enforced to the fullest extent permitted by law.
Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 6 and 7 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the noncompetition agreements, nondisclosure agreements and nonemployment agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants and agreements of Executive contained in the noncompetition, nondisclosure or nonemployment agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.  Affiliates.  Executive will use his best efforts to ensure that no
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relative of his or corporation of which he is an officer, director or shareholder, or other affiliate of his, shall take any action that Executive could not take without violating any provision of this Agreement.

     10.  Remedies.  Executive recognizes and acknowledges that the
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ascertainment of damages in the event of his breach of any provision of this Agreement would be difficult, and Executive agrees that Company, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

     11.  Acknowledgements.  Executive acknowledges and recognizes that the
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enforcement of any of the noncompetition provisions in this Agreement by Company will not interfere with Executive's ability to pursue a proper livelihood. Executive further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Company. Executive agrees that due to the nature of Company's business, the noncompetition restrictions set forth in this Agreement are reasonable as to time and geographic area.

     12.  Notices.  Any notices, consents, demands, requests, approvals and
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other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and either (i) personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, or by recognized next day delivery service, addressed as follows: (i) if to Company, at its principal executive offices in Dallas, Texas or (ii) if to Executive, at his address as set forth on the payroll records of Company. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

     13.  Entire Agreement.  This Agreement supersedes any and all other
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agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

     14.  Modification.  No change or modification of this Agreement shall be
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valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

     15.  Governing Law and Venue.  The parties acknowledge and agree that this
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Agreement and the obligations and undertakings of the parties hereunder will be performable in Dallas, Dallas County, Texas. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. If any action is brought to enforce or interpret this Agreement, venue for such action shall be in Dallas County, Texas.

     16.  Counterparts.  This Agreement may be executed in counterparts, each of
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which shall constitute an original, but all of which shall constitute one document.

     17.  Costs.  If any action at law or in equity is necessary to enforce or
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interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     18.  Estate.  If Executive dies prior to the expiration of the term of
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employment, any monies that may be due him from Company under this Agreement as of the date of his death shall be paid to his estate.

     19.  Assignment.  Company shall have the right to assign this Agreement to
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its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Company's assets or all of its stock, or with which Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

     20.  Binding Effect.  This Agreement shall be binding upon the parties
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hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

     21.  Waiver of Breach.  The waiver by Company of a breach of any provision
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of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        Company:

                                        NEI ACQUISITION CORPORATION


                                        By:____________________________________
                                             Barry B. Conrad
                                             Chairman

                                        Executive:



                                        ________________________________________
                                             Richard J. Wiencek

                                                                      Schedule I

                      List of CLR Equipment to be Acquired

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